Exhibit 10.2
ISRAELI SHARE INCENTIVE PLAN

FOAMIX PHARMACEUTICALS Ltd.

THE 2015 ISRAELI SHARE INCENTIVE PLAN

(*In compliance with Amendment No. 132 of the Israeli Tax Ordinance, 2002)

This plan, as amended from time to time, shall be known as Foamix Ltd. 2015 Israeli Share Incentive Plan (the “ISIP”).

1.	PURPOSE OF THE ISIP

The ISIP is intended to provide an incentive to retain, in the employ of the Company and its Affiliates (as defined below), persons of training, experience, and ability, to attract new employees, directors, consultants, service providers and any other entity which the Board shall decide their services are considered valuable to the Company, to encourage the sense of proprietorship of such persons, and to stimulate the active interest of such persons in the development and financial success of the Company by providing them with opportunities to purchase shares in the Company, pursuant to the ISIP.

2.	DEFINITIONS

Whenever used in the ISIP, a pronoun shall include the opposite gender and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.

For purposes of the ISIP and related documents, including the Option Agreement, the following definitions shall apply:

2.1	“Affiliate” means any “employing company” within the meaning of Section 102(a) of the Ordinance.

2.2	“Approved 102 Award” means an Award granted pursuant to Section 102(b) of the Ordinance and held in trust by a Trustee for the benefit of the Holder.

ISRAELI SHARE INCENTIVE PLAN

2.3	“Award” means an award of Option or Restricted Share Units under the ISIP or any right with respect thereto, purchasable hereunder, whether fully paid or not.

2.4	“Award Agreement” means the agreement evidencing the grant of an Award, including any amendments thereto.

2.5	“Board” means the Board of Directors of the Company.

2.6	“Capital Gain Award (CGA)” as defined in Section 5.4 below.

2.7
“Cause” means, (a) to the extent the term “Cause” is defined in an employment or consulting agreement with the Holder, the meaning ascribed to such term in such agreement, or (b)  (i) conviction of any felony involving moral turpitude or affecting the Company; (ii) any refusal to carry out a reasonable directive of the chief executive officer, which involves the business of the Company or its Affiliates and was capable of being lawfully performed; (iii) embezzlement of funds of the Company or its Affiliates; (iv) any breach of the Holder’s fiduciary duties or duties of care of the Company; including without limitation disclosure of confidential information of the Company; and (v) any conduct (other than conduct in good faith) reasonably determined by the Board to be materially detrimental to the Company.

2.8	“Company” means Foamix Pharmaceuticals Ltd, an Israeli company.

2.9	“Companies Law” means the Israeli Companies Law 5759-1999.

2.10	“Controlling Shareholder” shall have the meaning ascribed to it in Section 32(9) of the Ordinance.

2.11	“Date of Grant” means, the date of grant of an Award, as determined by the Board and set forth in the Holder’s Option Agreement.

2.12	“Employee” means a person who is employed by the Company or its Affiliates, including an individual who is serving as a director or an office holder, but excluding Controlling Shareholder.

2.13	“Expiration Date” means the date upon which an Award shall expire, as set forth in Section 11.2 of the ISIP.

ISRAELI SHARE INCENTIVE PLAN

2.14	“Fair Market Value” means as of any date, the value of a Share determined as follows:

(1) As long as the Shares are listed on any established stock exchange or a national market system, including without limitation the NASDAQ National Market system, or the NASDAQ SmallCap Market of the NASDAQ Stock Market, the Fair Market Value, shall be: (a) with regard to Israeli Employees and Israeli Non-Employees -  in accordance with the average value of the Company’s shares on the thirty (30) trading days preceding the Date of Grant and (b) with regard to all other Holders -  in accordance with the average value of the Company’s shares on the thirty (30) days preceding the Date of Grant;

(ii) If the Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value shall be the mean between the high bid and low asked prices for the Shares on the last market trading day prior to the day of determination, or;

(iii) In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Board.

2.15	“Holder” means a person to whom an Award is made.

2.16	“ISIP” means this 2015 Israeli Share Incentive Plan.

2.17	"Israeli Employee" means an Employee who is a resident of Israel.

2.18	"Israeli Non-Employee" means a Non-Employee who is a resident of Israel.

2.19	“ITA” means the Israeli Tax Authorities.

2.20	“Non-Employee” means a Controlling Shareholder and/or a consultant, adviser, and/or a service provider of the Company and/or of its Affiliates,

2.21	“Ordinary Income Award (OIA)” as defined in Section 5.5 below.

2.21	“Option” means an option to purchase one or more Shares of the Company pursuant to the ISIP.

2.23	“102 Award” means any Option or Restricted Share Unit granted to Employees pursuant to Section 102 of the Ordinance.

2.24	“3(i) Award” means an Option or Restricted Share Unit granted pursuant to Section 3(i) of the Ordinance to any person who is Non- Employee.

2.25	“Ordinance” means the 1961 Israeli Income Tax Ordinance [New Version] 1961 as now in effect or as hereafter amended.

2.26	"Performance Goals" shall have the meaning specified in Section 6.4 hereof.

2.27	“Purchase Price” means the price for each Share subject to an Option.

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2.28
"Relative" means: (i) a spouse, sibling, parent, parent's parent, descendent, spouse's descendent, and any spouse of the foregoing; and (ii) any family trust or family foundation for the benefit of any of the aforesaid.

2.29	"Restricted Share Units" means an Award which may be settled for Shares or other securities under Section 6 of the ISIP.

2.30	“Restriction Period” means the period during which Restricted Share Units awarded under Section 7 of the ISIP are subject to forfeiture.

2.31	“Section 102” means section 102 of the Ordinance as now in effect or as hereafter amended.

2.32	“Share” means the ordinary shares, NIS 0.16 par value each, of the Company.

2.33	“Successor Company” means any entity the Company is merged to or is acquired by, in which the Company is not the surviving entity.

2.34
“Transaction” means (i) merger, acquisition or reorganization of the Company with one or more other entities in which the Company is not the surviving entity (or in case of a reverse triangular merger – a merger in which the control in the Company is transferred to a third party who did not control the Company prior to such merger), (ii) a sale of all or substantially all of the assets of the Company.

2.35
“Trustee” means any individual or corporate entity appointed by the Company to serve as a trustee and approved by the ITA, all in accordance with the provisions of Section 102(a) of the Ordinance and/or any rules or regulations promulgated thereunder.

2.36	“Unapproved 102 Award” means an Award granted pursuant to Section 102(c) of the Ordinance and not held in trust by a Trustee.

2.37	“Vested Award” means any Award, which has already been vested according to the Vesting Dates.

2.38
“Vesting Dates” means, as determined by the Board, the date as of which the Holder shall be entitled to exercise the Options and/or the Restricted Share Units  or part thereof, as set forth in section 12 of the ISIP.

3.	ADMINISTRATION OF THE ISIP

3.1	The Board shall have the power to administer the ISIP, all as provided by applicable law and in the Company’s Articles of Association.

ISRAELI SHARE INCENTIVE PLAN

3.2
The Board shall have the full power and authority to: (i) designate participants; (ii) determine the terms and provisions of the respective Award Agreements, including, but not limited to, the number of Awards to be granted to each Holder, the number of Shares to be covered by each Option and/or Restricted Share Unit, provisions concerning the time and the extent to which the Options may be exercised or Restricted Share Units may be vested and the nature and duration of restrictions as to the transferability or restrictions constituting substantial risk of forfeiture and to cancel or suspend awards, as necessary; (iii) determine the Fair Market Value of the Shares covered by each Option; (iv) make an election as to the type of Approved 102 Award; and (v) designate the type of  Awards.

3.3
The Board shall have the authority to grant, at its discretion, to the holder of an outstanding Award, in exchange for the surrender and cancellation of such Award, a new Award having (in case of exchange of Options) a purchase price equal to, lower than or higher than the Purchase Price of the original Option so surrendered and canceled and containing such other terms and conditions or to change the Purchase Price, all in accordance with the provisions of the ISIP.

3.4
Subject to the Company’s Articles of Association, all decisions and selections made by the Board pursuant to the provisions of the ISIP shall be made by a majority of its members except that no member of the Board shall vote on, or be counted for quorum purposes, with respect to any proposed action of the Board relating to any Award to be granted to that member or to a Relative thereof. Any decision reduced to writing shall be executed in accordance with the provisions of the Company’s Articles of Association, as the same may be in effect from time to time.

3.5
Subject to the Company’s Articles of Association and the Company’s decision, and to all approvals legally required, including, but not limited to the provisions of the Companies Law, each member of the Board shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the ISIP unless arising out of such member's own fraud or bad faith, to the extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company's Articles of Association, any agreement, any vote of shareholders or disinterested directors, insurance policy or otherwise.

4.	DESIGNATION OF PARTICIPANTS

4.1
The persons eligible for participation in the ISIP as Holders shall include any Employees and/or Non-Employees of the Company or of any Affiliate and/or any Relatives of such Employee and/or Non-Employee (whether alone or with others); provided, however, that (i) Israeli Employees may only be granted 102 Awards; (ii) Israeli Non-Employees may only be granted 3(i) Awards; and (iii) Controlling Shareholders may only be granted 3(i) Awards.

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4.2
The grant of an Awards hereunder shall neither entitle the Holder to participate nor disqualify the Holder from participating in, any other grant of Awards pursuant to the ISIP or any other option or share plan of the Company or any of its Affiliates.

4.3
Anything in the ISIP to the contrary notwithstanding, all grants of Awards to directors and office holders shall be authorized and implemented in accordance with the provisions of the Companies Law or any successor act or regulation, as in effect from time to time.

5.	DESIGNATION OF AWARDS PURSUANT TO SECTION 102

5.1	The Company may designate Awards granted to Employees pursuant to Section 102 as Unapproved 102 Awards or Approved 102 Awards.

5.2	The grant of Approved 102 Awards shall be made under this ISIP adopted by the Board as described in Section 14 below, and shall be conditioned upon the approval of this ISIP by the ITA.

5.3	Approved 102 Award may either be classified as Capital Gain Award (“CGA”) or Ordinary Income Award (“OIA”).

5.4	Approved 102 Award elected and designated by the Company to qualify under the capital gain tax treatment in accordance with the provisions of Section 102(b)(2) shall be referred to herein as CGA.

5.5	Approved 102 Award elected and designated by the Company to qualify under the ordinary income tax treatment in accordance with the provisions of Section 102(b)(1) shall be referred to herein as OIA.

5.6
The Company’s election of the type of Approved 102 Awards as CGA or OIA granted to Israeli Employees (the “Election”), shall be appropriately filed with the ITA before the Date of Grant of an Approved 102 Award. Such Election shall become effective beginning the first Date of Grant of an Approved 102 Award under this ISIP and shall remain in effect at least until the first anniversary of the date that the Company first granted Approved 102 Award. The Election shall obligate the Company to grant only the type of Approved 102 Award it has elected, and shall apply to all Holders who were granted Approved 102 Award during the period indicated herein, all in accordance with the provisions of Section 102(g) of the Ordinance. For the avoidance of doubt, such Election shall not prevent the Company from granting Unapproved 102 Awards simultaneously.

5.7	All Approved 102 Awards must be held in trust by a Trustee, as described in Section 7 below.

5.8
For the avoidance of doubt, the designation of Unapproved 102 Awards and Approved 102 Options shall be subject to the terms and conditions set forth in Section 102 of the Ordinance and the regulations promulgated thereunder.

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5.9
With regards to Approved 102 Awards, the provisions of the ISIP and/or the Option Agreement shall be subject to the provisions of Section 102 and the Tax Assessing Officer’s permit, and the said provisions and permit shall be deemed an integral part of the ISIP and of the Award Agreement. Any provision of Section 102 and/or the said permit which is necessary in order to receive and/or to keep any tax benefit pursuant to Section 102, which is not expressly specified in the ISIP or the Award Agreement, shall be considered binding upon the Company and the Holders.

6.	RESTRICTED SHARE UNITS

An Award of Restricted Share Units is an Award which may be settled for Shares or other securities or a combination of Shares or other securities as established by the Board or the Committee (as applicable). Such an Award shall be subject to the following terms and conditions.

6.1
Restricted Share Units shall be evidenced by Restricted Share Unit agreements.  Such agreements shall conform to the requirements of the ISIP and may contain such other provisions, as the Board or the Committee (as applicable) shall deem advisable.

6.2
Upon determination of the number of Restricted Share Units to be awarded to a Holder, the Board or the Committee (as applicable) shall direct that the same be credited to the Trustee, for the benefit of the Holder or to Holder’s account (as applicable) on the books of the Company but the underlying Shares or other securities shall be delivered only upon vesting of the Restricted Share Units as provided in Section 6.5 hereof.  If Shares will be issued upon the vesting of the Restricted Share Units, the Holder shall have no rights as a shareholder with respect to any Shares underlying the Restricted Share Units prior to issuance and delivery of the Shares upon vesting of the Restricted Share Units.

6.3
Amounts equal to any dividends declared with respect to the number of Shares (if any) covered by an Award of Restricted Share Units may or may not be paid to the Holder currently, or may or may not be deferred and deemed to be reinvested in additional Restricted Share Units, or otherwise reinvested on such terms as are determined at the Date of Grant by the Committee, in its sole discretion, and specified in the Restricted Share Unit agreement.

6.4
The Board or the Committee (as applicable) may condition the grant of an Award of Restricted Share Units or the expiration of the Restriction Period upon the Holder’s achievement of one or more Performance Goal(s) specified in the Restricted Share Unit agreement. For the purpose of this ISIP, a “Performance Goal” shall mean a goal that must be met by the end of a period specified by the Board or the Committee. If the Holder fails to achieve the specified Performance Goal(s), either the Board or the Committee (as applicable) shall not grant the Restricted Share Units to such Holder or the Holder shall forfeit the Award of Restricted Share Units. The Restriction Period shall provide a three-year minimum period before a Restricted Share Unit award shall fully vest.

ISRAELI SHARE INCENTIVE PLAN

6.5
The Restricted Share Unit agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions (including the termination of a Holder’s continuous service whether due to death, disability, retirement or other cause) under which the Restricted Share Units may be forfeited to the Company. The Restriction Period shall be determined at the discretion of the Board or the Committee (as applicable). At the end of the Restriction Period (unless the Holder elects a longer period for distribution, if permitted by the Committee) the restrictions imposed hereunder shall lapse with respect to the number of Restricted Share Units as determined by the Board or the Committee (as applicable).

7.	TRUSTEE

7.1
Approved 102 Awards which shall be granted under the ISIP and/or any Shares allocated or issued upon exercise of such Approved 102 Awards and/or other shares received subsequently following any realization of rights, including without limitation bonus shares and/or any other securities issued according to the provisions of Section 10.5 below, shall be allocated or issued to the Trustee and held for the benefit of the Holders for such period of time as required by Section 102 or any regulations, rules or orders or procedures promulgated thereunder (the “Holding Period”). In the case the requirements for Approved 102 Awards are not met, then the Approved 102 Awards may be treated as Unapproved 102 Awards, all in accordance with the provisions of Section 102 and regulations promulgated thereunder.

7.2
Notwithstanding anything to the contrary, the Trustee shall not release any Shares allocated or issued upon exercise of Approved 102 Awards prior to the full payment of the Holder’s tax liabilities arising from Approved 102 Awards which were granted to him and/or any Shares allocated or issued upon exercise of such Options.

7.3
With respect to any Approved 102 Awards, subject to the provisions of Section 102 and any rules or regulation or orders or procedures promulgated thereunder, a Holder shall not sell or release from trust any any Share received upon the exercise of an Approved 102 Option and/or any Restricted Share Units and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, until the lapse of the Holding Period required under Section 102 of the Ordinance. Notwithstanding the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 of the Ordinance and under any rules or regulation or orders or procedures promulgated thereunder shall apply to and shall be borne by such Holder.

7.4
Upon receipt of Approved 102 Award, the Holder will sign an undertaking to release the Trustee from any liability in respect of any action or decision taken and bona fide executed in relation with the ISIP, or any Approved 102 Award granted to him thereunder.

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8.	SHARES RESERVED FOR THE ISIP; RESTRICTION THEREON

8.1
The Company has reserved 2,690,694 authorized but unissued Shares, for the purposes of the ISIP and for the purposes of any other share option plans which may be adopted by the Company in the future, subject to adjustment as set forth in Section 10 below. Any Shares which remain unissued and which are not subject to the outstanding Options and/or Restricted Share Units at the termination of the ISIP shall cease to be reserved for the purpose of the ISIP, but until termination of the ISIP the Company shall at all times reserve sufficient number of Shares to meet the requirements of the ISIP. Should any Option and/or a Restricted Share Unit for any reason expire or be canceled prior to its exercise or relinquishment in full, the Shares subject to such Option and/or Restricted Share Unit may again be subjected to an Option under the ISIP or under the Company’s other share option plans.

8.2
Each Award granted pursuant to the ISIP, shall be evidenced by a written Award Agreement between the Company and the Holder, in such form as the Board shall from time to time approve. Each Award Agreement shall state, among other matters, the number of Shares to which the Award relates, the type of Award granted thereunder (whether a CGA, OIA, Unapproved 102 Award, a 3(i) Option or otherwise), the Vesting Dates, the Purchase Price (where applicable), the Expiration Date and such other terms and conditions as the Board in its discretion may prescribe, provided that they are consistent with this ISIP.

9.	PURCHASE PRICE

9.1	The Purchase Price shall be determined by the Board in its sole and absolute discretion in accordance with applicable law.

9.2
The Purchase Price shall be payable upon the exercise of the Option (or, where applicable, the Restricted Share Unit) in a form satisfactory to the Board, including without limitation, by cash or check. The Board shall have the authority to postpone the date of payment on such terms as it may determine.

9.3
Notwithstanding the aforesaid, the Board, at its sole discretion, may provide, on a case-by-case basis, that certain Option Agreements shall include a provision allowing a Holder to exercise all or a portion of the Options (or, where applicable, the Restricted Share Unit) granted to him or her by way of a net exercise, pursuant to the following formula:

Where:

X =	the number of Shares to be issued to the Holder;

Y =	the number of Shares otherwise purchasable upon exercise of the Option (or the Restricted Share Unit – as applicable);

A =	the Fair Market value of one Share as of the date of such exercise; and

B =	the Purchase Price.

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9.4	The Purchase Price shall be denominated in the currency determined by the Company.

10.	ADJUSTMENTS

Upon the occurrence of any of the following described events, Holder's rights to purchase Shares under the ISIP shall be adjusted as hereafter provided:

10.1
In the event of Transaction, and subject to the determination of the Board, at its sole discretion, unexercised Options and/or Restricted Share Units (as the case may be) then outstanding under the ISIP may be assumed or substituted for an appropriate number of shares of each class of shares or other securities of the Successor Company (or a parent or subsidiary of the Successor Company) as were distributed to the shareholders of the Company in connection and with respect to the Transaction. In the case of such assumption and/or substitution of Awards, appropriate adjustments shall be made to the Purchase Price so as to reflect such action and all other terms and conditions of the Award Agreements shall remain unchanged, including but not limited to the vesting schedule, all subject to the determination of the Board, which determination shall be in their sole discretion and final. The Company shall notify the Holder of the Transaction in such form and method as it deems applicable at least ten (10) days prior to the effective closing date of such Transaction but in no event before the signing of the transaction agreements. Any unexercised Option and/or Restricted Share Unit (as the case may be) which is not assumed or substituted shall terminate as of the closing date of such Transaction.

10.2
Notwithstanding the above and subject to any applicable law, the Board shall have full power and authority to determine that in certain Award Agreements there shall be a clause instructing that, if in any such Transaction as described in section 10.1 above, the Successor Company (or parent or subsidiary of the Successor Company) does not agree to assume or substitute for the Awards, the Vesting Dates shall be accelerated so that any unvested Award or any portion thereof shall be immediately vested as of the date which is ten (10) days (or such other date as the Board shall determine in its sole discretion) prior to the effective closing date of the Transaction but in no event before the signing of the transaction agreements.

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10.3
For the purposes of section 10.1 above, an Award shall be considered assumed or substituted if, following the Transaction, the Award confers the right to purchase or receive, for each Share underlying an Award immediately prior to the Transaction, the consideration (whether shares, options, cash, or other securities or property) received in the Transaction by holders of Shares held on the effective date of the Transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Transaction is not solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary, the Board may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option to be solely ordinary shares (or their equivalent) of the Successor Company or its parent or subsidiary equal in Fair Market Value to the per Share consideration received by holders of a majority of the outstanding shares in the Transaction; and provided further that the Board may determine, in its discretion, that in lieu of such assumption or substitution of Awards  for options, restricted stock or restricted stock units of the Successor Company or its parent or subsidiary, such Awards will be substituted for any other type of asset or property including cash which is fair under the circumstances.

10.4
If the Company is voluntarily liquidated or dissolved while unexercised Options or Restricted Share Units remain outstanding under the ISIP, the Company shall immediately notify all Holders of such liquidation, and the Holders shall then have ten (10) days to exercise any Vested Option or Restricted Share Units (as the case may be) held by them at that time, in accordance with the exercise procedure set forth herein. Upon the expiration of such ten-day period, all remaining outstanding Options and Restricted Share Units will terminate immediately.

10.5
If the outstanding shares of the Company shall at any time be changed or exchanged by declaration of a share dividend (bonus shares), share split, combination or exchange of shares, recapitalization, or any other like event by or of the Company, and as often as the same shall occur, then the number, class and kind of the Shares subject to the ISIP or subject to any Awards therefore granted, and the Purchase Prices, shall be appropriately and equitably adjusted so as to maintain the proportionate number of Shares without changing (with regard to Options) the aggregate Purchase Price, provided, however, that no adjustment shall be made by reason of the distribution of subscription rights (rights offering) on outstanding shares. Upon happening of any of the foregoing, the class and aggregate number of Shares issuable pursuant to the ISIP (as set forth in Section 8 hereof), in respect of which Options and/or Restricted Share Units have not yet been exercised, shall be appropriately adjusted, all as will be determined by the Board whose determination shall be final.

11.	TERM AND EXERCISE OF AWARDS

11.1
Options shall be exercised by the Holder by giving written notice to the Company and/or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company and when applicable, by the Trustee in accordance with the requirements of Section 102, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price at the Company’s or the Representative’s principal office (or, where applicable, by way of net exercise, as provided in Section 9.3 above) . The notice shall specify the number of Shares with respect to which the Option is being exercised.

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11.2
Without derogating from any other provision of this ISIP, Options and/or Restricted Share Units (as the case may be), to the extent not previously exercised, shall terminate forthwith upon the earlier of: (i) the date set forth in the Award Agreement; and (ii) the expiration of any extended period in any of the events set forth in section 11.5 below.

11.3
The Options and/or Restricted Share Units (as the case may be) may be exercised by the Holder in whole at any time or in part from time to time, to the extent that the Options and/or Restricted Share Units (as the case may be) become vested and exercisable, prior to the Expiration Date, and provided that, subject to the provisions of section 11.5 below, the Holder is employed by or providing services to the Company or any of its Affiliates, at all times during the period beginning with the Date of Grant and ending upon the date of exercise.

11.4
Subject to the provisions of section 11.5 below, in the event of termination of Holder’s employment or services, with the Company or any of its Affiliates, all Options and/or Restricted Share Units (as the case may be) granted to such Holder will immediately expire. A notice of termination of employment or service shall be deemed to constitute termination of employment or service. For the avoidance of doubt, in case of such termination of employment or service, the unvested portion of the Holder’s Option and/or Restricted Share Units (as the case may be) shall not vest and shall not become exercisable.

11.5
Notwithstanding anything to the contrary hereinabove and unless otherwise determined in the Holder’s Award Agreement, an Option and/or Restricted Share Units (as the case may be) may be exercised after the date of termination of Holder's employment or service with the Company or any Affiliates during an additional period of time beyond the date of such termination, but only with respect to the number of Vested Options and/or Restricted Share Units (as the case may be) at the time of such termination according to the Vesting Dates, if:

(i)
termination is without Cause, in which event any Vested Option and/or Restricted Share Units (as the case may be) still in force and unexpired may be exercised within a period of ninety (90) days after the date of such termination; or-

(ii)
termination is the result of death or disability of the Holder, in which event any Vested Option and/or Restricted Share Units (as the case may be)  still in force and unexpired may be exercised within a period of twelve (12) months after the date of such termination; or –

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(iii)
prior to the date of such termination, the Board shall authorize an extension of the terms of all or part of the Vested Options and/or Restricted Share Units (as the case may be) beyond the date of such termination for a period not to exceed the period during which the Options by their terms would otherwise have been exercisable.

For avoidance of any doubt, if termination of employment or service is for Cause, any outstanding unexercised Option and/or Restricted Share Units (whether vested or non-vested) will immediately expire and terminate, and the Holder shall not have any right in connection to such outstanding Options.

11.6
To avoid doubt, the Holders shall not have any of the rights or privileges of shareholders of the Company in respect of any Shares purchasable upon the exercise of any Option and/or Restricted Share Unit, nor shall they be deemed to be a class of shareholders or creditors of the Company for purpose of the operation of sections 350 and 351 of the Companies Law or any successor to such section, until registration of the Holder as holder of such Shares in the Company’s register of shareholders upon exercise of the Option in accordance with the provisions of the ISIP, but in case of Options and Shares held by the Trustee, subject to the provisions of Section 7 of the ISIP.

11.7	Any form of Award Agreement authorized by the ISIP may contain such other provisions as the Board may, from time to time, deem advisable.

11.8
With respect to Unapproved 102 Award, if the Holder ceases to be employed by the Company or any Affiliate, the Holder shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares, all in accordance with the provisions of Section 102 and the rules, regulation or orders promulgated thereunder.

12.	VESTING OF AWARDS

12.1
Subject to the provisions of the ISIP, each Award shall vest following the Vesting Dates and for the number of Shares as shall be provided in the Award Agreement. However, no Award shall be exercisable after the Expiration Date.

12.2	An Award may be subject to such other terms and conditions on the time or times when it may be exercised, as the Board may deem appropriate. The vesting provisions of individual Awards may vary.

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13.	DIVIDENDS

With respect to all Shares (but excluding, for avoidance of any doubt, any unexercised Options and/or Restricted Share Units) allocated or issued upon the exercise of Options purchased by the Holder and held by the Holder or by the Trustee, as the case may be, the Holder shall be entitled to receive dividends in accordance with the quantity of such Shares, subject to the provisions of the Company’s Articles of Association (and all amendments thereto) and subject to any applicable taxation on distribution of dividends, and when applicable subject to the provisions of  Section 102 and the rules, regulations or orders promulgated thereunder.

14.	RESTRICTIONS ON ASSIGNABILITY AND SALE OF OPTIONS

14.1
No Award or any right with respect thereto, purchasable hereunder, whether fully paid or not, shall be assignable, transferable or given as collateral or any right with respect to it given to any third party whatsoever, other than to a Relative of the Holder and/or to a charitable organization and/or by will or pursuant to the laws of descent and distribution and except as specifically allowed under the ISIP, and during the lifetime of the Holder each and all of such Holder's rights to purchase Shares hereunder shall be exercisable only by the Holder (or such Relatives).

Any such action made directly or indirectly, for an immediate validation or for a future one, shall be void.

14.2
Without derogating from the provisions of Section 14.1 above, as long as Options and/or Shares are held by the Trustee on behalf of  the Holder, all rights of the Holder over the Shares are personal, can not be transferred, assigned, pledged or mortgaged, other than by will or pursuant to the laws of descent and distribution.

15.	EFFECTIVE DATE AND DURATION OF THE ISIP

The ISIP shall be effective as of the day it was adopted by the Board and shall terminate at the end of ten (10) years from such day of adoption.

The Company shall obtain the approval of the Company’s shareholders for the adoption of this ISIP or for any amendment to this ISIP, if, at the Board's opinion, shareholders’ approval is necessary or desirable to comply with any applicable law including, or if shareholders’ approval is required by any authority or by any governmental agencies or national securities exchanges.

ISRAELI SHARE INCENTIVE PLAN

16.	AMENDMENTS OR TERMINATION

The Board may at any time, but when applicable, after consultation with the Trustee, amend, alter, suspend or terminate the ISIP. No amendment, alteration, suspension or termination of the ISIP shall impair the rights of any Holder, unless mutually agreed otherwise between the Holder and the Company, which agreement must be in writing and signed by the Holder and the Company. Termination of the ISIP shall not affect the Board’s ability to exercise the powers granted to it hereunder with respect to Options granted under the ISIP prior to the date of such termination.

17.	GOVERNMENT REGULATIONS

The ISIP, and the granting and exercise of Options hereunder, and the obligation of the Company to sell and deliver Shares under such Options, shall be subject to all applicable laws, rules, and regulations, whether of the State of Israel or any other State having jurisdiction over the Company and the Holder and the Ordinance and to such approvals by any governmental agencies or national securities exchanges as may be required. Nothing herein shall be deemed to require the Company to register the Shares under the securities laws of any jurisdiction.

18.	CONTINUANCE OF EMPLOYMENT OR HIRED SERVICES

Neither the ISIP nor the Option Agreement with the Holder shall impose any obligation on the Company or an Affiliate thereof, to continue any Holder in its employ or service, and nothing in the ISIP or in any Option granted pursuant thereto shall confer upon any Holder any right to continue in the employ or service of the Company or an Affiliate thereof or restrict the right of the Company or an Affiliate thereof to terminate such employment or service at any time.

19.	GOVERNING LAW & JURISDICTION

The ISIP shall be governed by and construed and enforced in accordance with the laws of the State of Israel applicable to contracts made and to be performed therein, without giving effect to the principles of conflict of laws. The competent courts of Tel-Aviv, Israel shall have sole jurisdiction in any matters pertaining to the ISIP.

20.	TAX CONSEQUENCES

20.1
Any tax consequences arising from the grant or exercise of any Option, from the payment for Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Holder), hereunder, shall be borne solely by the Holder. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Holder shall agree to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Holder.

ISRAELI SHARE INCENTIVE PLAN

20.2	The Company and/or, when applicable, the Trustee shall not be required to release any Share certificate to an Holder until all required payments have been fully made.

21.	NON-EXCLUSIVITY OF THE ISIP

The adoption of the ISIP by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangements or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Options otherwise than under the ISIP, and such arrangements may be either applicable generally or only in specific cases.

For the avoidance of doubt, prior grant of options to Holders of the Company under their employment agreements, and not in the framework of any previous option plan, shall not be deemed an approved incentive arrangement for the purpose of this Section.

22.	MULTIPLE AGREEMENTS

The terms of each Option may differ from other Options granted under the ISIP at the same time, or at any other time. The Board may also grant more than one Option to a given Holder during the term of the ISIP, either in addition to, or in substitution for, one or more Options previously granted to that Holder.

23.	RULES PARTICULAR TO SPECIFIC COUNTRIES

Notwithstanding anything herein to the contrary, the terms and conditions of the ISIP may be adjusted with respect to a particular country by means of an addendum to the ISIP in the form of an annex (the "Annex"), and to the extent that the terms and conditions set forth in the Annex conflict with any provisions of the ISIP, the provisions of the Annex shall govern. Terms and conditions set forth in the Annex shall apply only to Awards issued to Holders who are neither residents of Israel nor citizens of Israel. The adoption of any such Annex shall be subject to the approval of the Board.

Annex A

FOAMIX PHARMACEUTICALS, LTD.
2015 ISRAELI SHARE INCENTIVE PLAN

2015 U.S. ADDENDUM

1.             Purpose of the Addendum: This Addendum shall form an integral part of the Foamix Pharmaceuticals, Ltd. 2015 Israeli Share Incentive Plan.  It shall apply only to U.S. Holders.  The ISIP and this Addendum are complementary to each other and shall be read and deemed as one.  Any requirements provided in this Addendum shall be in addition to the requirements provided in the ISIP and in any applicable Award Agreement, provided that in the event of any conflict between the provisions of the ISIP or any Award Agreement, on the one hand, and this Addendum on the other, this Addendum shall govern and prevail.

2.             Definitions:

2.1.          Unless otherwise defined herein, the terms defined in the other provisions of the ISIP shall have the same meaning in this Addendum.

2.2.          For the purposes of this Addendum, the following additional definitions shall apply:

 (a)         "Addendum" means this 2015 U.S. Addendum, as amended from time to time.

 (b)         "Code" means the United States Internal Revenue Code of 1986 as now in effect or as hereafter amended.

 (c)         "U.S Holder" means, in respect of any Award, a Holder who is subject to tax under the Code in respect of such Award.

3.             Purchase Price of Options: The Purchase Price of any Option granted to a U.S. Holder shall not be less than the fair market value of a Share on the Date of Grant as determined in accordance with Section 409A of the Code, and (except to the extent permitted under Article 10 of the ISIP) no amendment to the ISIP or any Award Agreement shall cause a reduction in the Purchase Price of any outstanding Option.

4.             Settlement of Restricted Share Units: Restricted Share Units held by a U.S. Holder shall be settled within thirty (30) days following the lapse of the applicable Restriction Period or, in the case of such a Restricted Share Unit that is exempt from Section 409A of the Code as a “short-term deferral,” not later than March 15 of the year following the year in which the applicable Restriction Period lapses.

5.             Effect of a Transaction: A Transaction shall cause an acceleration in the time of settlement of any Restricted Share Unit that is subject to Section 409A of the Code only to the extent such Transaction constitutes a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets for purposes of Section 409A of the Code.

6.             Section 409A of the Code: This Addendum and, to the extent subject thereto, the ISIP and any Award Agreement are intended to comply with and shall be administered in a manner that is intended to comply with or be exempt from Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award is subject to Section 409A of the Code, it shall be awarded and/or issued or paid in a manner that will comply with Section 409A of the Code. Any provision of the ISIP (including this Addendum) or any Award Agreement that would cause such an Award, issuance and/or payment to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by applicable law).  Notwithstanding anything contained in this Addendum or in an Award Agreement to the contrary, (i) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, a U.S. Holder shall not be considered to have terminated employment with the Company or its Affiliates for purposes of any Award, and no payment under any Award shall be due to the U.S. Holder as a result of such termination, until the Grantee would be considered to have incurred a “separation from service” from the Company and its Affiliates within the meaning of Section 409A of the Code, and (ii) to the extent that any payments to be made upon a U.S. Holder’s separation from service otherwise would result in the imposition of any tax imposed under Section 409A of the Code, the payment shall instead be made on the first business day after the earlier of (A) the date that is six (6) months following such separation from service and (B) the date of the U.S. Holder’s death.  Neither the Company nor any of its Affiliates makes any representations that any or all of the payments provided under any Award will be exempt from or comply with Section 409A of the Code and none of them makes any undertaking to preclude Section 409A of the Code from applying to any such payment.